EXHIBIT 10.7	Agreement # B011509PC001 PA Template Revised 02 11 02

PURCHASE AGREEMENT

This Agreement is made effective the 28th day of May, 2002.

BETWEEN:

TELUS Communications Inc.
on behalf of itself and its Affiliates
("TELUS")

and

Barmac & Associates Inc.
(the "Supplier")

HEREAS the Supplier agrees, subject to the terms and conditions contained in this Agreement, to provide the products and related services set forth in Schedule “A” and Schedule “J”; and

WHEREAS TELUS desires to purchase the products and related services of the Supplier as required from time to time during the term of this

Agreement. It is understood that this is a general umbrella agreement and that no obligation to purchase by TELUS exists until a Purchase Order is placed in accordance with this Agreement.

Section 1 - DEFINITIONS

1.1	In this Agreement and the Schedules hereto, the following terms shall have the following meanings:

a)
“Affiliate” as referenced in this Agreement shall mean an affiliated body corporate as defined in the Canada Business Corporation Act, as well as any partnership or other unincorporated association in which TELUS Corporation or any of its affiliated bodies corporate (as so defined) has a controlling interest;

	b)	“Agreement Documents” means this Agreement, and all Schedules attached and made a part of this Agreement, and all Purchase Orders and Amending Agreements issued after the execution of this Agreement with the Supplier. In the event of any conflict between terms and conditions in any Schedule or Purchase Order(s) and the terms and conditions in this Agreement, this Agreement shall prevail;

	c)	“Business Day” means any day Monday to Friday during normal TELUS business hours, excluding TELUS designated holidays, as specified in attached Schedule “I”;

	d)	“Change Order” means the document to be used by TELUS as a written order authorizing a change in the
Purchase Order;

	e)	“Deficiencies” means a failure of the Product to comply with the Specifications;

	f)	“Delivery Date(s)” means the date set out in each Purchase Order by which the Product(s) described are to be delivered to the Delivery Site(s);

	g)	“Delivery Site(s)” means the location(s) to which the Products are to be delivered as specified in each Purchase Order;

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h)	“Documentation” means the documentation related to or required for the utilization of the Product as identified in Schedule “A” which may take the form of written documents, drawings, schematics or flow diagrams;

i)	“Product” means the materials as outlined in Schedule “A” to be provided by the Supplier to TELUS pursuant to this Agreement as well as all labour, design, manufacturing, packaging, supply and delivery of the materials including related customer service;

j)	“Purchase Order” or “PO” means the document, a copy of which is attached as Schedule “C”, to be used by TELUS to order Product from the Supplier;

k)	“Schedule” means the schedules included as part of this Agreement and further listed in Section 5-“Interpretation”;

l)	“Services” means any additional service TELUS may request the Supplier to provide, such as training, maintenance or technical support, as set out in attached Schedule “J”;

m)	“Specifications” means the information included, but not limited to, the specifications set forth in Schedule “B” hereto, including the Supplier’s standard specifications for the Product incorporated herein, and any other specifications TELUS and the Supplier may mutually agree upon in writing; and

n)	“Warranty Period” means the period of time beginning on the Delivery Date and continuing until the date set out in Schedule “E”.

Section 2 – SCOPE OF AGREEMENT

2.1	This Agreement covers the terms and conditions for the purchase of the Supplier’s Products and related Services as specified within this Agreement. Additional Products and/or Services may be ordered from time to time, as mutually agreed upon, which will be subject to the terms and conditions of this Agreement.

2.2	This Agreement is nonexclusive and shall not be construed to require TELUS to purchase any specific amount of Product or Service from the Supplier.

2.3	This Agreement is intended to cover the purchase of Products and Services from the Supplier by TELUS and its Affiliates.

Section 3 - ISSUANCE OF PURCHASE ORDERS

3.1	This Agreement does not by itself order any Product or Service but sets out the terms and conditions by which such Product or Service may be ordered by way of a Purchase Order. Each Purchase Order shall specify, at minimum, the Products, quantity, Delivery Site, Delivery Date, price, F.O.B. terms, and freight terms, as ordered by TELUS, to be supplied by the Supplier. It is understood and agreed that the requirements for Product are not fixed and that the various quantities of Product purchased pursuant to this Agreement shall be those quantities for which a Purchase Order is forwarded to the Supplier.

3.2	The Supplier, relying upon its own investigations, inquiries, skills and resources, acknowledges and agrees that the said prices as shown in Schedule “A” - Pricing is sufficient and adequate and the Supplier shall not be entitled to any additional compensation whatsoever for the Product. Pricing for the Services, if any, shall be set out in Schedule “J” – Services.

3.3	Upon issuance of a Purchase Order, if the Supplier is not able to provide the Product or Service specified on the Purchase Order to TELUS within the time frames stipulated as Delivery Dates, the Supplier must advise TELUS immediately, and TELUS reserves the right to procure the Product or Service from any other supplier. In this event, if applicable, TELUS shall charge back to the Supplier the difference between TELUS’ cost to procure the Product or Service from another supplier, including a reasonable amount for administration, etc., and the Supplier’s quoted cost to TELUS.

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3.4	TELUS may, without invalidating this Agreement, make changes by altering, adding to, or deleting Product or Services on a Purchase Order associated with this Agreement. All such changes shall be approved by means of a written Change Order. If any change affects the amount due or time of performance, an equitable adjustment for any future Product or Services to be provided shall be made accordingly herein by mutual agreement of the Supplier and TELUS. The Supplier shall make any claim for extension of time or amount due caused by the change at the time it receives a revised Purchase Order and such claim shall not be valid until TELUS has given its approval in writing. Once both parties approve a Change Order, no further claims for extension of time or amount due as a result of the Change Order shall be considered.

3.5	The Supplier may enforce each Purchase Order only against the TELUS Affiliate that has submitted the PO.

3.6	If a TELUS Affiliate is in breach or default of this Agreement, including, but not limited to, timely payment for Product purchased or Services acquired and such breach continues for a period of thirty (30) days after TELUS’ receipt of the Supplier’s written notice, then, in addition to all other rights and remedies at law or in equity or otherwise, the Supplier shall have the right to suspend delivery of Product on outstanding PO’s or Services requested only with respect to that Affiliate. Default by one Affiliate shall not affect the rights of any other Affiliate who purchases under this Agreement.

Section 4 – TERM

4.1	The term of this Agreement shall commence on July 1, 2002 and terminate on February 28, 2006 unless otherwise terminated as provided in this Agreement. This Agreement may be extended in one (1) year increments up to a maximum of three (3) years, subject to such amendments of this Agreement, as the parties may agree.

Section 5 - INTERPRETATION

5.1	In the event of any conflict between terms and conditions in any Purchase Order or Schedule and the terms and conditions in this Agreement, this Agreement shall prevail.

5.2	This Agreement contains the following Schedules:

Schedule “A” - PRICING
Schedule “B” – SPECIFICATIONS - RESERVED
Schedule “C” - PURCHASE ORDER/CHANGE ORDER FORM
Schedule “D” - DESIGN CHANGE
Schedule “E” - WARRANTY REPLACEMENT
Schedule “F” - SHIPPING & PACKAGING
Schedule “G” - DELIVERY
Schedule “H” - DISASTER RECOVERY PLAN
Schedule “I” - TELUS HOLIDAY SCHEDULE
Schedule “J” - SERVICES - RESERVED
Schedule “K” - SOFTWARE LICENSE - RESERVED
Schedule “L” - QUALITY SERVICE STANDARDS
Schedule “M” - WIRE/CABLE REELS - RESERVED
Schedule “N” - STANDARD MANUFACTURER TESTING AT SUPPLIER’S PLANT

Section 6 – REPRESENTATIONS and WARRANTIES

6.1	The Supplier represents and warrants that:

	(a)	the Product is free from defective material, faulty workmanship and faulty design;

	(b)	the Warranty Period begins on the Delivery Date and is in effect provided the Product is used for the purpose intended and is handled, stored, and used in accordance with Product Documentation;

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(c) it shall be the owner of the Product from immediately prior to delivery of the Product to TELUS to the time title of the Product passes to TELUS and that the Product shall be transferred to TELUS free of all liens, security, interests, claims, charges, and encumbrances; and

(d) it has the resources, skills and ability to manufacture and/or supply the Product and/or Services in accordance with the Agreement Documents.

6.2	The warranties, conditions and indemnities provided herein are in lieu of and exclude all other liabilities, warranties, guarantees or conditions written or oral, statutory, common law, expressed or implied, including warranty or implied condition as to merchantability or fitness for a particular purpose and shall constitute the Supplier’s sole obligation and liability and TELUS’ sole remedy in contract, tort or otherwise in respect of Products and Services, except as may be set forth in Section 17 - “General Indemnity”, Section 19 - “Warranty and Indemnification for Infringement” and Section 20 - “Compliance with Environmental Law”.

6.3	The Supplier warrants and guarantees that if any Product installed generates interference harmful to radio and other communications, then the Supplier shall, within thirty (30) days of notification, provide TELUS with methods for suppressing such interference, or, failing that, to accept return of the Product and refund to TELUS the full purchase price and bear all expenses for removal, for up to one year from installation.

6.4	The Supplier warrants and guarantees the work and materials covered by this Agreement and agrees to make good, at its own expense, any defect that may occur in materials or workmanship that may occur or develop or may be condemned or ordered modified by any municipal or other government inspector for the period specified in Schedule “E” – Warranty Replacement.

6.5	During the Warranty Period, TELUS shall promptly notify the Supplier of any claims against the warranties provided. TELUS shall return the Product for replacement by the Supplier in accordance with the Warranty Replacement procedures set out in Schedule “E”.

Section 7 - SERVICES

7.1	During the term of this Agreement, TELUS shall be notified of any changes in the Supplier’s policy or organization which could affect meeting either TELUS’ or the Supplier’s obligations outlined in this Agreement.

7.2	Notwithstanding the Supplier's obligation to comply with this Agreement, should any services or materials be required in and for the proper performance, provision and completion of the Products or Services which are not mentioned in this Agreement, either directly or indirectly, but which are nevertheless necessary for the proper performance, provision and completion of the Products or Services, such services or materials shall be deemed to be implied and required by this Agreement, and the Supplier shall furnish such materials and perform such servicesin the same manner as if specifically detailed and specified in this Agreement.

7.3	Where applicable, the Supplier shall pay and accept full and exclusive liability for the assessments or contributions required by the Workers’ Compensation Board. Before commencement of the Services, the Supplier shall deliver to TELUS certificates from the Workers’ Compensation Board confirming all required account set-ups or exception letters are obtained by the Supplier and its subcontractors. Before the final payment is made by TELUS, the Supplier shall deliver similar certificates to TELUS with its application for final payment.

Section 8 - INVOICING

8.1	TELUS requires the following in order to verify and analyze invoices as required:

(a) The Supplier will be required to provide back up documentation for each item on the invoice.

(b) The cost of any invoicing, invoicing documentation and transmission of these items are at the expense of the Supplier. Any credits/adjustments on the invoice from the Supplier will be in the same detail as the original invoice along with supporting documentation.

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8.2	The Supplier shall submit a completed EDI/EFT Enrollment Form and a Vendor Master Form, completing the Vendor Information section only, to TELUS with the executed Agreement. If the completed forms are not received, TELUS will hold payment to the Supplier until such time as a completed EDI/EFT Enrollment Form and Vendor Master Form are received. The Supplier is responsible for notifying TELUS of any changes to their banking information. Failure to return the forms as indicated or to advise of any banking changes may affect payment and TELUS will not be responsible for any late payment or interest charges.

8.3	Should the Supplier wish to participate with TELUS in the implementation of an Evaluated Receipt Settlement (ERS) for the payment for Product received, the Supplier shall contact TELUS Contract Management for further details. Each party will bear its own costs and expenses with respect to this Section 8.3.

Section 9 – PRICE and PAYMENT TERMS

9.1	The prices to be paid by TELUS for all Products are the prices specified in Schedule “A”. Prices shall be those in effect at the time TELUS transmits the Purchase Order electronically or verbally supplies a Purchase Order number to the Supplier. There shall be no minimum purchase requirements either for quantity or dollar volume imposed by the Supplier for any Purchase Order.

9.2	The Supplier agrees to hold unit pricing firm for each Product in Schedule “A” during the three (3) year period of this Agreement. All unit prices include:

(a) packing, crating and labeling of the Product;

(b) delivery of the Product as specified in Schedule “G” - Delivery; and

(c) all federal, provincial and municipal taxes, including, without limitation, customs, duties or tariffs and excise and sales taxes, where applicable, but excluding Goods and Services Taxes (“GST”) and Provincial Sales Tax (“PST”).

9.3	Subject to verification of the invoice and in the event the entries itemized on the invoice reflect, in the reasonable opinion of TELUS, the Product and/or Service supplied by the Supplier, TELUS shall pay an invoice within thirty (30) days of receipt in TELUS’ offices of the invoice. If the Supplier is enrolled in the TELUS ERS process then the Supplier will not be required to submit an invoice, but will follow the procedures that will be set out and agreed upon between TELUS and the Supplier. The Invoice Payment terms shall be 1% 10, Net 30. TELUS shall be entitled to set off any amount owed by the Supplier to TELUS against any amount owing to the Supplier under this Agreement.

9.4	Neither payment by TELUS of any amount due to the Supplier under this Agreement, nor partial or complete use of the Product by TELUS shall be deemed to be an acceptance by TELUS that the Product or Service is in accordance with this Agreement, nor shall it be deemed to be a waiver of any of the rights TELUS may have against the Supplier under this Agreement.

9.5	Acceptance of final payment by the Supplier shall be deemed to be a waiver by the Supplier of all claims for further reimbursement except those claims previously made by the Supplier in writing and subject to dispute.

9.6	At TELUS’ request, the Supplier shall provide a certificate of origin with each shipment. The Supplier shall advise TELUS as to the export classification of the Products as well as any audits outstanding with Canada Customs.

9.7	The Supplier represents and warrants that the prices for the Products and Services supplied under this Agreement shall be at all times no higher than those prices for similar Products or Services charged to any other Canadian customer of the Supplier purchasing similar quantities. If, during the Term of this Agreement, any of the Products or Services are offered or sold by the Supplier, or any company that is associated or affiliated with the Supplier, to any other customer of the Supplier at a lower price than is set for that Product or Service in this Agreement, the Supplier shall notify TELUS and shall refund to TELUS the difference between the two prices. If the prices are reduced more than once, TELUS shall receive multiple refunds.

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Section 10 – PRICE INCREASES

10.1	Purchase Orders accepted and acknowledged by the Supplier shall not be affected by any price increase.

10.2	After the initial one (1) year period, the Supplier can propose Product price increases from their manufacturer(s) once annually by giving TELUS sixty (60) Business Days prior written notice. The increases shall not be used to cover overhead, profit, salaries, etc.

Section 11 – PRICE DECREASES

11.1	The Supplier agrees that any price decreases by the manufacturer shall become effective immediately upon announcement and apply to all orders not invoiced by the Supplier.

11.2	The Supplier shall credit TELUS within ten (10) Business Days after such announcement of price decrease(s) for the difference between the original purchase cost and the lower price for all products that have been received by TELUS that are affected by the price decrease.

Section 12 – PERMITS and TAXES

12.1	Unless otherwise specified, the Supplier shall procure from the proper authorities all permits and licenses which may be required for the provision of the Products or Services hereunder, and shall pay all customs, duties, and all excise, license, occupation and other taxes which may become payable to any authority by reason of the Products or Services, including all taxes upon the sale, use, storage, consumption and fabrication of the materials, supplies, equipment and other things furnished by the Supplier.

12.2	If the Supplier is not a resident of Canada for purposes of Canadian income tax legislation, it shall issue each invoice specifically noting thereon whether the portion of the Services, covered by such invoice, was performed inside or outside Canada.

12.3	The Supplier acknowledges and agrees that, when applicable, TELUS shall withhold a certain amount, which the laws and regulations of Canada and the Province to which the Products were shipped and/or Services were provided require, from the fees payable by TELUS for the Products and/or Services. Such amounts shall be paid by TELUS to the appropriate Canadian taxing authority, for the benefit of the Supplier, and when remitted shall be deemed in satisfaction of the same amount due under this Agreement. TELUS shall have no responsibility for any such amount so remitted to a tax authority except to provide the Supplier with such forms or reports as the tax authority directs TELUS to provide.

12.4	If any portion of any amount paid to the Supplier subsequently becomes subject to a Canadian withholding tax, TELUS shall remit the withholding tax to the appropriate Canadian taxing authority and shall be responsible for any interest, late payment charges and/or penalties assessed on such remission. The Supplier shall promptly reimburse TELUS for the amount of the withholding tax obligation, including any interest, late payment charges and/or penalties assessed on such remission, paid by TELUS.

12.5	The Supplier shall be solely responsible for the payment of all income taxes assessed or levied against it or its employees, as well as any employee benefits.

Section 13 - RULES OF TELUS AND SECURITY REGULATIONS

13.1	All rules and regulations applicable to employees of TELUS regarding their behavior and conduct in connection with the business and affairs of TELUS shall, insofar as the same shall be required by TELUS, be applicable to the Supplier, its servants, agents, employees, invitees or representatives, when using TELUS premises, and TELUSreserves the right to disallow any person or persons, whether that person or persons be the Supplier, employees of the Supplier or otherwise, admittance to TELUS premises. The Supplier agrees that its personnel, when using the premises of TELUS, shall comply with all security regulations in effect at such premises. In the event that any servant, agent, employee, invitee or representative of the Supplier shall willfully fail or refuse to abide by such rules and regulations the said servant, agent, employee, invitee or representative shall be removed by the Supplier

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from performing work or providing Product or Services pursuant to this Agreement. If such removal is not carried out within a reasonable time, failure to so comply shall be deemed a breach of this Agreement. Subject to TELUS acting reasonably, in the event of such removal of personnel by the Supplier, no liability of any kind or nature whatever shall attach to TELUS.

13.2	The Supplier shall provide authorization in writing to TELUS to undertake a security check for servants, agents, employees, invitees or representatives of the Supplier provided access to TELUS’ premises. In the event the Supplier, in providing the Products or Services under this Agreement, makes use of TELUS’ computer facilities, the Supplier shall comply with TELUS’ computer security regulations.

Section 14 - SUBCONTRACTING

14.1	The Supplier shall not subcontract this Agreement, or any part of this Agreement, or any of its obligations under this Agreement without the prior written consent of TELUS. If, after securing such consent from TELUS, the Supplier utilizes the services of subcontractors the Supplier shall be wholly responsible for the acts and omissions of its subcontractors. In addition to the foregoing the Supplier agrees to bind every subcontractor to the terms and conditions of this Agreement. TELUS may at any time during the term of this Agreement inspect the services of any subcontractor, and may immediately require that the Supplier terminate any subcontract for reasons of unsatisfactory progress, negligence, or failure to comply with all the terms of this Agreement. The Supplier shall not be relieved of any schedule commitments or any other terms of this Agreement should the subcontract be terminated for any of the reasons specified above. Subject to TELUS acting reasonably, in the event of such discharge by the Supplier, no liability of any kind or nature whatsoever shall attach to TELUS.

Section 15 - CONFIDENTIAL INFORMATION

15.1	In this Section the following terms shall have the meanings ascribed to them as follows:

(a) “Confidential Information” means any and all information, material and data furnished or disclosed, by one party (the disclosing party) to the other (the receiving party), directly or indirectly, orally, in any written form, or in any magnetically or electronically recorded form, or by drawings or inspection of parts or equipment, and including but not limited to information, knowledge or data of an intellectual, technical, scientific, commercial or industrial nature, or of a financial, cost, pricing, or marketing nature relating to the business operations of the disclosing party including the terms and conditions of this Agreement, but Confidential Information shall not include Non-Proprietary Information;

(b) “Non- Proprietary Information” means

(i) information which is within the public domain at the date of its disclosure to the receiving party or which thereafter enters the public domain otherwise than through the acts or omissions of the receiving party, its subcontractors, employees or any other person under an obligation to hold same confidential,

(ii) information which is already known to the receiving party at the time of its disclosure to the receiving party by the disclosing party and is not subject to confidential restrictions, or

(iii) information which, following its disclosure, was received by the receiving party without obligation of confidence from a third party who the receiving party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence.

15.2	Any Confidential Information in a tangible form shall be marked with the appropriate legend and owner corporation’s name, e.g. “TELUS Confidential”. Information that is disclosed orally shall be designated confidential at the time of disclosure and the disclosing party shall deliver to the receiving party within thirty (30) days after such oral disclosure a notice containing a brief description of the nature of the Confidential Information, and the place, date and person(s) to whom the oral disclosure was made. Notwithstanding the absence of the markings, designations or formalities as stated above, the information is still deemed confidential if it is evidently confidential in nature, or disclosed in circumstances, which make it evident that it is Confidential Information. The receiving party shall:

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(a) not disclose, make use of, transfer, use, copy, or allow access to any Confidential Information to any employees or to any third parties, excepting those who have a need to know such Confidential Information consistent with the requirements of this Agreement and the provision of Products or Services under this Agreement but only after each employee has properly assumed obligations identical in principle with those which the receiving party has assumed in this Section, and the receiving party shall ensure that all such employees at all times comply with such obligations; and

(b) employ diligent efforts and exercise reasonable care to hold all Confidential Information in the strictest confidence after receipt of same.

The obligations in regard to Confidential Information shall not restrict the receiving party from any disclosure pursuant to any applicable law or by order of any Court or government agency provided that the receiving party shall give such notice to the disclosing party as may be reasonable in the circumstances so that the disclosing party can take appropriate action to protect its proprietary interests in the Confidential Information and to prevent improper disclosure of same.

15.3	Any combination of the information which comprises part of the Confidential Information shall not be deemed to be Non-Proprietary Information merely because individual parts of that information were within the public domain, within the prior possession of the receiving party, or were so received by the receiving party unless the combination itself was in the public domain, in the prior possession of the receiving party, or were so received by the receiving party.

15.4	Information maintained by TELUS regarding any of TELUS’ customers is Confidential Information, and shall not be used by TELUS or any party acting on behalf of TELUS, except in accordance with and for the purposes of providing the services contemplated by the applicable tariffs governed by the Canadian Radio-television and Telecommunications Commission (“CRTC”).

15.5	For the purposes of this Agreement, "Personal Information" has the meaning given to it in Part 1 of the Personal Information Protection and Electronic Documents Act (Canada), but does not include personal information that is publicly available and specified by regulation pursuant to this Act. The Supplier represents and warrants that with respect to any and all Personal Information that it may disclose to TELUS under this Agreement, the Supplier has obtained informed consent to such disclosure from the individual(s) whose Personal Information is being disclosed.

Section 16 - PROPERTY RIGHTS

16.1	All work products including documentation, reports, brochures and manuals including, without limitation, any deliverables developed for TELUS pursuant to this Agreement, and all copyright or patent in such work products shall be the property of TELUS. Furthermore, any and all designs, methods, processes, formulae, data, specialized know-how, improvements, innovations, trade secrets and specialized techniques that are made, prepared, developed, generated or produced by the Supplier, its employees, agents and subcontractors, in connection with the provision of the Products or performance of the Services under this Agreement vest in TELUS and shall become the sole property of TELUS. The Supplier waives its moral rights under the Copyright Act (Canada) to any and all of the work products and other of the property rights listed in this Section 16.1.

16.2	Notwithstanding Section 16.1, all systems, computer programs and specifications, data and other materials owned by or in the possession of the Supplier prior to the execution of this Agreement and used by the Supplier in conjunction with the provision of Products or Services under this Agreement shall continue to belong exclusively to the Supplier or its licensors.

Section 17 – GENERAL INDEMNITY

17.1	The Supplier shall indemnify, hold harmless and defend TELUS, its directors, servants, agents, employees, invitees and representatives from and against any and all losses, damages, expenses, claims, suits and demands of whatever nature (including legal fees and expenses on a solicitor and client basis) resulting from damages or injuries, including death, to any property or persons caused by or arising out of any negligent or willful act or omission of the Supplier under this Agreement, whether in connection with the provision of Products or Services or in

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compliance with its covenants, and also such negligent or willful acts or omissions of the Supplier’s subcontractors or any of that party’s subcontractors, respective servants, agents, employees, invitees or representatives.

Section 18 - LIMITATION OF LIABILITY

18.1	Unless caused by the negligent or willful act or omission of TELUS, its servants, suppliers, or employees, TELUS shall not be liable to the Supplier for any damages, injuries, death, losses, or costs, notwithstanding TELUS’ notice of the same, arising out of or caused by the provision of the Products and Services.

18.2	In no event shall either party be liable for indirect consequential, incidental or punitive loss, damage or expenses (including lost profits or savings) even if it has been advised of their possible existence, except:

	(a)	payments referred to in Section 19 - “Warranty and Indemnification for Infringement”;

	(b)	damages for physical harm to persons or property caused by the Supplier’s negligence;

	(c)	damages arising from a breach by the Supplier of Section 15 - “Confidential Information”; and

	(d)	damages arising from a breach by the Supplier of Section 20 - “Compliance With Environmental Law”.

Section 19 - WARRANTY AND INDEMNIFICATION FOR INFRINGEMENT

19.1	The Supplier represents and warrants that the Products and Services do not and will not infringe upon or violate any existing or pending patent, copyright, trade secret, trade name, trademark, or any other proprietary right of any third party and will not violate any applicable law, rule or regulation or any contracts with third parties.

19.2	The Supplier will defend, at its own expense, any claim by a third party against TELUS asserting or involving a patent, copyright, trade secret, trade name, trademark or proprietary right violation which concerns the Products and Services under this Agreement. However, the Supplier must be notified by TELUS in writing within a reasonable time after TELUS first receives written notice of any claim, action or allegation of infringement or violation. The Supplier shall be bound by and shall pay the amount of any settlement, compromise, final determination or judgment reached while the Supplier was conducting the defense and, in any event, the Supplier shall indemnify and hold TELUS harmless from and against any and all liabilities, losses, damages, costs and expenses (including legal fees and expenses on a solicitor and client basis) associated with any such claim or action brought against TELUS.

19.3	In the event an injunction or order is obtained against TELUS’ use of the Products or Services or any of their elements by reason of the allegations or if, in TELUS’ opinion, the Products or Services or any of their elements are likely to become the subject of a claim of infringement or violation of a patent, copyright, trade secret, trade name, trademark, or any other proprietary right of a third party, the Supplier shall, at its expense:

	(a)	procure for TELUS the right to continue using the Products and Services and all of their elements;

	(b)	replace or modify the Products and Services and all of their elements so that the Products and Services become non-infringing, but only if the modification or replacement does not adversely affect the Products and Services or their use by TELUS; or

	(c)	if neither (a) nor (b) above are practical, remove the Products and Services from use by TELUS and unconditionally pay to TELUS all amounts paid to the Supplier by TELUS pursuant to this Agreement.

Section 20 – COMPLIANCE WITH ENVIRONMENTAL LAW

20.1	The Supplier shall comply with all applicable environmental legislation passed by federal, provincial, and local authorities governing environmental protection and enhancement, including but not limited to the manufacturing, processing, handling, packaging, transportation, provision, disposal and waste management of the Products and any related Services. The Supplier shall notify TELUS, in writing, within five (5) days of receiving notice from any authority governing environmental protection and enhancement that any such legislation has been breached in relation to the Products or Services.

20.2	The Supplier consents to such audits and investigations as TELUS deems necessary to verify the Supplier’s compliance with TELUS’ environmental policy, as set forth in its manual titled "Environmental, Health and Safety Procedures Manual", and all applicable environmental laws and regulations as they relate to the Products or Services. The Supplier acknowledges that any such inspections or audits by TELUS will not waive or release the Supplier from their responsibility to comply with all applicable environmental laws and regulations and TELUS’ environmental policy.

20.3	Notwithstanding Section 18 - “Limitation of Liability”, the Supplier shall be held liable for all costs associated with any contravention of the previously mentioned applicable environmental legislation. The Supplier shall indemnify TELUS against:

(a) any damages and expenses, including legal costs, incurred by TELUS as a result of the Supplier’s breach of any environmental legislation in relation to the Products or Services;
(b) any expenses incurred by TELUS necessary to place TELUS in a state of compliance if the Supplier has failed to do so within ten (10) Business Days of written notification from TELUS; and
(c) any fines or other penalties paid by TELUS as a result of any noncompliance due to the Products or Services provided by the Supplier.

Section 21 – HEALTH AND SAFETY

21.1	The Supplier shall comply with all applicable legislation passed by federal, provincial, and local authorities governing health and safety standards when providing the Products or Services for TELUS.

21.2	The Supplier shall inform all of its employees providing the Products or performing the Services and those parties for whom it is responsible of all applicable health and safety hazards, rules, regulations and practices in force at TELUS as documented by TELUS in its safety manual titled “Environmental, Health and Safety Procedures Manual”, as amended from time to time. TELUS has used reasonable efforts to ensure that this manual contains relevant health and safety legislative requirements applicable to the Products or Services; however, the use of this manual by the Supplier shall NOT relieve the Supplier of its primary responsibility to ensure compliance with all relevant health and safety legislative requirements applicable to the Products or Services. If for some reason the Supplier does not have a copy of the manual, the Supplier shall obtain a copy from TELUS before it commences provisioning the Products or providing the Services.

21.3	The Supplier shall provide all of its employees with the information, instruction, training and supervision necessary to ensure the health and safety of those employees while provisioning the Products or performing the Services.

21.4	TELUS reserves the right of approval and inspection over general methods employed by the Supplier while provisioning the Products or performing the Services in so far as they may affect the safety and health of TELUS employees or any third party. If the Supplier, in TELUS’ sole opinion, is not complying with required safety standards, TELUS reserves the right to either compel compliance or terminate this Agreement.

Section 22 – HAZARDOUS MATERIALS

22.1	The Supplier shall comply with or exceed the requirements of applicable Work Place Hazardous Materials Information Systems (“WHMIS”) legislation and regulations at all times. The Supplier is responsible for training of their employees and for evaluation, classification and labeling and the provision of Material Safety Data Sheets (“MSDS”) for its products, as required by applicable legislation. TELUS is responsible for training of their employees, the provisions and use of workplace labels, workplace MSDS and the maintenance of a safe working environment on TELUS worksites

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Section 23 - FORECASTS

23.1	TELUS reserves the rights to increase, decrease, delete or vary any quantity of Product as provided in this Agreement. All forecasts provided to the Supplier are estimates only, and are for general information purposes only. No claim shall be allowed for any loss of anticipated profits resulting from any excess or deficiency in the quantities shown on the forecasts.

23.2	TELUS shall endeavor to supply a forecast to the Supplier for the initial twelve months of this Agreement, as well as periodic rolling forecasts. The forecasts are not a commitment or a promise to purchase Product or Service. The Supplier shall acknowledge, within one (1) Business Day of receiving the forecast of any anticipated problems in meeting Delivery Date(s).

Section 24 – REPLENISHMENT PROCESS

24.1	To facilitate replenishment by TELUS’ personnel the Supplier will, wherever possible, notify TELUS if future Delivery Dates on any Product or Services may not be met for any reason such as market conditions or product shortages.

Section 25 – RUSH/EMERGENCY ORDERS

25.1	Rush or emergency orders may be transmitted electronically or verbally to the Supplier and will be handled on an individual basis.

Section 26 - CONTINUING AVAILABILITY OF SPARES, PARTS AND COMPONENTS

26.1	During the period the Product is manufactured by the Supplier, and for five (5) years following discontinuance, the Supplier agrees to offer for sale to TELUS functionally equivalent replacement and repair components. Additionally, where the manufacturer discontinues the Product and the Supplier is not the manufacturer, the Supplier shall offer repair services and replacement parts for all Product(s) for a period of five (5) years.

26.2	In the event the Supplier is unable to supply such parts themselves or from another source of supply, the Supplier shall, without obligation or charge to TELUS, provide to TELUS all necessary drawings, technical information, specifications and all other data and expertise to allow TELUS to either manufacture or buy such parts. All such information shall be used by TELUS only for the maintenance, repair or manufacture of replacement or spare parts for TELUS or its Affiliates.

Section 27 – TITLE and RISK OF LOSS

27.1	Title and risk of loss or damage to the Product delivered to the Delivery Site shall pass to TELUS upon such delivery of the Product as instructed in the Purchase Order

Section 28 – INSPECTION and ACCEPTANCE

28.1	All Products shall be subject to inspection by TELUS after delivery to determine conformity to TELUS’ Purchase Order and Supplier’s invoice. Unless otherwise mutually agreed, TELUS shall have a period of ten (10) Business Days following arrival of Product at the Delivery Site to inspect the Product for said conformity and to provide the Supplier with written notice of any discrepancy or rejection.

28.2	All Products shall be subject to inspection to determine conformity to TELUS specifications or to the Supplier’s advertised or published specifications and acceptance of said Product. TELUS shall have a period of forty-five (45) Business Days following arrival of Product at the Delivery Site to inspect and accept the Product. Within the forty-five (45) Business Days, TELUS shall notify the Supplier in writing of either acceptance of the Product or any Deficiencies. Following notification by TELUS of any Deficiencies, if the Supplier is unable to repair or replace Product that does not conform in whole or part within a reasonable period of time, TELUS may return the Product to the Supplier, at the Supplier’s risk and expense, and receive a refund of all amounts paid with respect to the returned Product. For such Product returns, TELUS shall notify the Supplier and arrange for the return of the

PA # B011509PC001

Product. In the event TELUS fails to provide to the Supplier written acceptance of the Product within the forty-five (45) Business Days, acceptance will be deemed to have taken place on the forty-fifth (45th) Business Day.

28.3	Inspection or failure to inspect on any occasion shall not affect TELUS’ rights under Section 6 –“Representations and Warranties” of this Agreement or any other rights or remedies available to TELUS under this Agreement.

Section 29 - STANDARDS

29.1	All Product(s) supplied shall comply with the applicable requirements of the Industry Canada Standard and/or Canadian Standards Association (“CSA”) Rules and Regulations. All installation and repairs shall also comply with the above rules, regulations and requirements.

Section 30 - ACCESS TO RECORDS

30.1	The Supplier shall maintain complete and accurate records of all invoices, and amounts billable to and payments made by TELUS, in accordance with GAAP (Generally Accepted Accounting Principles). The Supplier shall retain and make available upon request such records for a period of two (2) years from the date of final shipment of Product or rendering of Services covered by this Agreement.

30.2	When requested by TELUS, the Supplier shall, for all Purchase Orders placed directly with the Supplier, provide a monthly purchase report by ordering location, listing Product and Service purchased under this Agreement, including description, part number, quantities shipped and associated list and net prices.

Section 31 - TERMINATION

31.1	TELUS may terminate this Agreement upon thirty (30) calendar days written notice. In the event of such termination TELUS shall pay to the Supplier, subject to the provisions in this Agreement relating to payment, the amount due the Supplier for Services performed and Product supplied up to the effective date of termination.

31.2	Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated by TELUS prior to expiration of the term of this Agreement effective the date the Supplier receives written notice from TELUS:

(a) if the Product supplied by the Supplier does not conform to the requirements set out in Section 6 – “Representations and Warranties” above;

(b) if TELUS property is misused, damaged or destroyed by the Supplier or if TELUS deems TELUS property to be in danger of misuse, damage or destruction, unless the Supplier remedies the misuse, damage or destruction within two (2) Business Days of receipt of written notice from TELUS

31.3	Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated by either party prior to expiration of the term of this Agreement effective the date the one party receives written notice from the other party:

(a) if either party breaches any term, condition or provision of this Agreement, unless the offending party remedies the breach within five (5) Business Days of receipt of written notice from the other party;

(b) if either party becomes insolvent, is adjudged a bankrupt, makes a general assignment for the benefit of creditors, or takes the benefit of any Act in force for insolvent persons;

(c) if either party ceases to do business as a going concern;

(d) if a receiver or manager is appointed for the business of one of the parties; or

(e) if either party takes the benefit of any Act in force for the winding up or liquidation of corporations.

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31.4	Termination of this Agreement by TELUS shall not deprive TELUS of any of its rights, remedies or actions against the Supplier for damages or equitable remedies. In the event of termination, except as provided elsewhere in this Agreement, TELUS shall be discharged from and have no further obligations under this Agreement. Neither party to this Agreement shall be liable to the other for any special, incidental, indirect or consequential loss or damage arising out of or related to the performance of this Agreement, including, but not limited to, lost profits, lost business revenue, failure to realize expected savings, other commercial or economic loss of any kind even if such party has been advised of the possibility of these losses or damages, and regardless of the form of action, whether in contract or tort including negligence; except that the foregoing limitation of liability shall not apply to the following:

	(a)	legal liability of the Supplier arising from claims described in Section 18 - “Limitation of Liability”;

	(b)	disclosure of Confidential Information by either party or any of its respective servants, employees, subcontractors, vendors or agents contrary to Section 15;

	(c)	damages arising from a breach by the Supplier of Section 20 - “Compliance With Environmental Law”; and

	(d)	claims for personal injury or death or damage to real property or tangible personal property to the extent caused by a party’s negligence.

Section 32 - EFFECT OF TERMINATION OR EXPIRATION

32.1	In the event this Agreement is terminated by TELUS in accordance with Section 31 of this Agreement and upon receipt of payment from TELUS of the Supplier’s fees and expenses in accordance with Section 31.1 of this Agreement, or upon the expiration of the term of this Agreement, the Supplier shall immediately thereafter deliver to TELUS, at its own expense, any and all information and materials that are the property of TELUS or information and materials in any way related to the subject matter of this Agreement including, but not limited to, data (in whatever mode of storage), documents, reports, files, films, photographs, analyses, documentation, systems and designs, completed or otherwise, and any other property or information obtained, acquired, created, produced, resulting from or relating to the Products or Services.

Section 33 - INSURANCE

33.1	The Supplier shall, without limiting its obligations for liability under this Agreement, at its own expense, obtain and maintain in full force and effect, throughout the entire term of this Agreement, the following insurance coverage in a form acceptable to TELUS and with a reputable insurance company:

	(a)	Comprehensive General Liability Insurance including products and completed operations in an amount not less than two million dollars ($2,000,000.00) inclusive per occurrence against liability for bodily injury, personal injury, death and property damage including loss of use; and, without restricting the generality of the foregoing provisions of this Section 33.1, such coverage shall include Contractual Liability, Tortious Liability, Contractor’s Protective Liability, Products and Completed Operations and Contingent Employer’s Liability. TELUS, its officers, employees, servants and agents shall be named as additional insureds in respect of the Products and Services and such insurance shall also insure all subcontractors and anyone employed directly or indirectly by the Supplier or its subcontractors to perform a part or parts of the Products and Services under this Agreement.

	(b)	automobile liability insurance covering all motor vehicles owned or non-owned, operated or licensed by the Supplier or any of its agents or employees and used in the provision of the Product and Services with a minimum bodily injury and property damage limit in an amount not less than two million dollars ($2,000,000.00) inclusive, per occurrence.

33.2	Insurance policies provided pursuant to this Section 33 shall be in accordance with the following terms and conditions:

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	(a)	property and equipment insurance policies maintained by the Supplier shall include a waiver of subrogation in favour of TELUS;

	(b)	insurance policies shall contain a provision obligating the insurer to give TELUS thirty (30) days advance written notice of cancellation or of any changes material to this Agreement; and

	(c)	the Commercial General Liability insurance policy shall contain a cross-liability clause.

33.3	The Supplier shall have the insurance required in full force and effect prior to execution of this Agreement and prior to the commencement of the provision of the Products and Services and shall, on demand, and at such times as TELUS may reasonably request, provide TELUS with evidence of all insurance in the form of certificates.

Section 34 – DISPUTE RESOLUTION

34.1	In the event of a dispute arising between TELUS and the Supplier as to the proper interpretation or effect of any of the terms or conditions of this Agreement, such dispute shall be resolved in accordance with the following procedure:

	(a)	The party requesting that the matter in dispute be resolved in accordance with the provisions of this Section 34 (the “Disputing Party”) shall notify the other (the “Defending Party”) in writing of the nature and extent of the dispute (the “Arbitration Notice”).

	(b)	Within seven (7) calendar days of the receipt of the Arbitration Notice, the Defending Party shall by written notice advise the Disputing Party that it disputes all matters referred to in the Arbitration Notice except those for which the Defending Party admits responsibility and proposes to take remedial action.

	(c)	The terms of reference for the arbitration shall be those areas of dispute referred to in the Arbitration Notice with respect to which the Defending Party has not admitted or proposes to take remedial action.

	(d)	TELUS and the Supplier shall within fourteen (14) calendar days after the date of receipt by the Disputing Party of the Defending Party’s notice, appoint an arbitrator who shall be acceptable to both parties (the “Arbitrator”). In the event that the parties fail to appoint the Arbitrator, then either party may, on written notice to the other, apply to the governing arbitration body of the Province where the Services are provided to name the Arbitrator.

	(e)	Not later than thirty (30) calendar days after the appointment of the Arbitrator, the Arbitrator shall make his written decision, and shall give it to the parties immediately.

	(f)	Unless the Arbitrator orders otherwise, TELUS and the Supplier shall equally bear the costs of the arbitration.

	(g)	The decision of the Arbitrator is final and binding on the parties and there shall be no appeal of the decision to the courts.

	(h)	Except as modified by this Agreement, the provisions of the Arbitration Act S.A. 1991 Ch. A-43.1, as amended, shall apply.

34.2	Disputes related to intellectual property infringements shall not be referred to the arbitrator.

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Section 35 - NOTICES

35.1	Any notice or other communication pursuant to this Agreement required or desired by the other party shall be deemed to have been given (or received by the other party) on the date when delivered or sent by confirmed facsimile transmission, or three (3) Business Days after being sent by pre-paid single registered mail to TELUS and the Supplier at the addresses listed:

To TELUS at:

7-3777 Kingsway
Burnaby, BC
V5H 3Z7
Attention: Ron Wiebe
Facsimile: 604-430-2089

To the Supplier at:

8-2180 Pegasus Way N.E.
Calgary, AB T2E 8M5
Attention: Gord McPhedran
Facsimile: 403-949-2533

Section 36 – CONTRACTING WITH OTHERS

36.1	The relationship created by this Agreement is non-exclusive and TELUS shall have an unrestricted right to obtain Product in such ways and through such means as it may from time to time deem desirable.

Section 37 – SUPPLIER PERFORMANCE

37.1	TELUS shall monitor and evaluate the performance of the Supplier in the areas of Product, delivery, price and customer service on an on going basis, as further described in the attached Schedule “L”.

37.2	The Supplier shall make every effort through its quality assurance processes to ensure that only quality Products that will work defect free in TELUS’ environment are provided to TELUS.

Section 38 - MISCELLANEOUS

38.1	Agent. The Supplier shall not be an agent of TELUS for any purpose and has no authority to bind TELUS in any manner.

38.2	Amendment or Modification. This Agreement may not be amended except by written instrument signed by the parties.

38.3	Assignment. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement shall not be assigned in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld and any attempt to assign this Agreement in whole or in part without such prior written consent is void. However, TELUS may assign, without consent, this Agreement to an Affiliate.

38.4	Change in Controlling Interest. This Agreement may be terminated, in whole or in part by TELUS upon five (5) Business Days written notice to the Supplier if the ownership or effective control of the Supplier changes.

38.5	Compliance with Law. The Supplier shall properly execute and comply with all statutes, rules, orders, ordinances and regulations of all governmental authorities in providing the Products and Services.

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38.6	Conflict of Interest. The Supplier represents and warrants to the best of its knowledge and belief that, except as a shareholder in an incorporated corporation issuing shares to the public at large, no TELUS official or employee has a direct or indirect interest or receives any direct or indirect proceeds from this Agreement.

38.7	Currency. All references in this Agreement to dollars shall be to Canadian dollars unless otherwise indicated.

38.8	Document Numbers. The Supplier shall reference any applicable TELUS specific document numbers such as purchase order numbers, repair and exchange numbers etc. on all correspondence between the parties, including but not limited to packaging slips and purchase order references.

38.9	Entire Agreement. This Agreement and any schedules, appendices or other documents attached to and forming part of this Agreement, constitutes the entire agreement between TELUS and the Supplier pertaining to the subject matter, and supersedes all prior agreements, understandings, negotiations, representations and discussionswhether oral or written.

38.10	Force Majeure. Delays in or failure of performance by either party under this Agreement shall not constitute default hereunder or give rise to any claim for damages if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, decrees of government, acts of God, strikes or other concerted acts of workmen, inability to procure materials or labour, fires, floods, explosions, riots, war, rebellion, sabotage and atomic or nuclear incidents (hereinafter called “force majeure”), but lack of finances shall in no event be deemed to be a cause beyond a party’s control. In the event that performance of this Agreement in the reasonable opinion of either party is made impossible by force majeure, then such party shall so notify the other in writing and TELUS shall:
(a) terminate the Agreement;
(b) authorize the Supplier to complete the provision of Products and performance of the Services with such adjustments as are required by the existence of the force majeure and are agreed upon by both parties; or
(c) suspend all Products and Services to be provided pursuant to this Agreement for the duration of an emergency work stoppage resulting from, for example, a strike or lockout. Upon resolution of such an emergency work stoppage TELUS shall advise the Supplier, in writing, that work can be resumed and the Supplier shall use commercially reasonable efforts to restaff the project. Any adjustments to be made to the work schedules due to the suspension of Products and Services shall be agreed upon by both parties.

38.11	Further Assurances. Each party hereto shall from time to time and at all times do such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

38.12	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province where the Products are delivered and Services are provided and TELUS and the Supplier irrevocably attorn to the jurisdiction of the Courts of the Province where the Products are delivered and Services are provided.

38.13	Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

38.14	Inconsistencies. In the event of any inconsistencies or conflicts between the terms of this Agreement and any schedules, appendices or other documents attached to and forming part of this Agreement, the terms of this Agreement shall prevail, unless otherwise stated in this Agreement.

38.15	Publicity. The Supplier shall not at any time use TELUS’ name or any TELUS trademarks or trade names in any advertising or publicity nor disclose the fact that this Agreement between TELUS and the Supplier has been entered into, without TELUS’ prior written consent.

38.16	Severability. If any provision of this Agreement is invalid or unenforceable in any circumstance, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected.

38.17	Survival. The Sections titled Property Rights, Effect of Termination or Expiration, Confidential Information, Warranty and Indemnification for Infringement, General Indemnity and Governing Law shall survive termination and expiration of this Agreement.

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38.18	Time. Time shall be of the essence of this Agreement.

38.19	Waiver of Agreement. Failure by either party to insist upon the strict performance of any of the covenants, agreements, terms, provisions or conditions contained in this Agreement or to exercise any election shall not be construed as a waiver or relinquishment of such covenant, agreement, term, provision or condition but the same shall continue and remain in full force. No waiver shall be deemed to have been made unless expressed in writing.

IN WITNESS WHEREOF the parties hereto have set their hands and seals on the dates below written.

TELUS Communications Inc.	Supplier Legal name

_____________________________________	_____________________________________
Ron Wiebe	Authorized Signatory
Contracts Manager

_____________________________________	_____________________________________
Date	Print Name

_____________________________________
Title

_____________________________________
Date

PA # B011509PC001

SCHEDULE “A” - PRICING
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SCHEDULE “B” - SPECIFICATIONS
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RESERVED

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SCHEDULE “C” - PURCHASE ORDER/CHANGE ORDER FORM
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TELUS™

PURCHASE ORDER

PURCHASER:

VENDOR:

SAMPLE

INVOICE TO:

PO number/date
4500

IMPORTANT NOTE:

The above document number and TELUS material numbers if applicable, MUST appear on ALL correspondence and formal communications with TELUS. The Standard Purchase Order Terms and Conditions dated May 1, 2000 sent to the Supplier are deemed incorporated into this Purchase Order and shall govern all purchases made under this Purchase Order unless the parties have an executed agreement in place for the Materials and associated services in which case the executed agreement shall govern. Gst Registration Number and PST Registration Number, if applicable, must be shown on all invoices and must be shown as separate amounts.

SHIP TO:

ATTENTION:
CURRENCY:
DELIVERY TERMS:
PAYMENT TERMS:
SALES PERSON:

*** CSA APPROVAL IS REQUIRED FOR ALL ELECTRICAL AND ELECTRONIC MEASURING AND TELECOMMUNICATION EQUIPMENT AND MUST BE MARKED AS PER CAN/CSA-22.2 ***

Item	Material# TELUS Material# Vendor	Quantity Deliv. date	U of M Description	Unit price	Extended	PST
001						0.00
002						0.00

ELECTRONICALLY AUTHORIZED BY:

PRINT DATE:

PAGE /

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TELUS™

CHANGE TO PURCHASE ORDER

PURCHASER:

VENDOR:

SAMPLE

INVOICE TO:

PO number/date
45000 2000/03/23

IMPORTANT NOTE:

The above document number and TELUS material numbers if applicable, **MUST** appear on **ALL** correspondence and formal communications with **TELUS**. The Standard Purchase Order Terms and Conditions dated May 1, 2000 sent to the Supplier are deemed incorporated into this Purchase Order and shall govern all purchases made under this Purchase Order unless the parties have an executed agreement in place for the Materials and associated services in which case the executed agreement shall govern. Gst Registration Number and PST Registration Number, if applicable, must be shown on all invoices and must be shown as separate amounts.

SHIP TO:

CURRENCY:
DELIVERY TERMS:
PAYMENT TERMS:
SALES PERSON:

PLEASE SHIP COLLECT VIA CANADIAN FREIGHTWAYS
*** CSA APPROVAL IS REQUIRED FOR ALL ELECTRICAL AND ELECTRONIC MEASURING AND TELECOMMUNICATION EQUIPMENT AND MUST BE MARKED AS PER CAN/CSA-22.2 ***

Item	Material# TELUS Material# Vendor	Quantity Deliv. date	U of M Description	Unit price	Extended	PST
005						0.00

*** "Deliv. compl." indic. changed ***
*** PO quantity changed ***

ELECTRONICALLY AUTHORIZED BY:

PRINT DATE:

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SCHEDULE “D” - DESIGN CHANGE
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D.1	The Supplier shall notify TELUS in writing of any change to be made by the Supplier in respect to the design of the Product. Any change to be made on Product furnished under this Agreement that would have an impact on reliability, specifications or ‘form, fit or function’ shall be provided to TELUS in writing forty-five (45) Business Days in advance of the changes. TELUS shall reply to the Supplier within fifteen (15) Business Days of receipt of the notification or as agreed to by both parties. If no notification is provided by TELUS, the Supplier shall assume acceptance on TELUS’ part.

D.2	The Supplier shall, at the time of notification of design change, provide TELUS with:

(a)	Product change number;
(b)	Description of such change;
(c)	Reason for such change;
(d)	Classification of such change in accordance with the change classifications below; and Description of the impact of such change upon the following:
(i) reliability;
(ii) Specifications; and
(iii) form, fit or function.

D.3	Changes in Product shall be classified into one of the following five classes:

CLASS A: Changes that are needed to correct inoperative conditions, unsatisfactory operating conditions, or conditions which result in safety hazards;

CLASS B: Changes that are needed to correct conditions which result in safety hazards, except that the conditions are caused by options which exist only on certain components and/or to compensate for marginal (worse circuit) cases where the inoperative or unsatisfactory conditions exist on certain components andcannot be associated with specific combinations or options;

CLASS C: Changes that are needed to correct unsatisfactory electrical or operating conditions, which may be allowed to exist on a temporary basis. At TELUS' option, Product may be delivered without incorporating the change at the time;

CLASS D: Changes that are sufficiently important to justify their application to Product being manufactured, and which are recommended for application to existing installations in the field. Examples of this class of change may include, but are not limited to:
- providing new features that directly affect subscriber services;
- providing design improvements, which result in better service capabilities or longer life; and
- providing changes in design which result in important cost savings to TELUS.

CLASS E: Changes in design, new features or minor service improvement capability not sufficiently urgent as to require a CLASS D change. Change to facilitate manufacture or to effect a cost reduction not sufficiently important to justify a CLASS D application. Routine changes such as changes in rating, titles and clarification of notes.

D.4	The Supplier shall propose the classification of all changes. TELUS shall have the right to accept such classifications before any such changes are included in Product shipped to TELUS.

D.5	For CLASS A, B and C changes, the Supplier shall replace or modify, at no charge, all affected Product and documentation furnished under this Agreement. The Supplier shall supply relevant documentation to TELUS for all CLASS A, B, or C.

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D.6	For CLASS D changes, the Supplier shall first notify TELUS of the exact nature of the change. TELUS shall determine if such CLASS D change is to be implemented in Product furnished under this Agreement and placed in service.

D.7	The Supplier shall, at no charge to TELUS, make all CLASS A, B and C changes prior to shipment of Product, unless otherwise directed by TELUS.

D.8	For CLASS E changes, the Supplier shall notify TELUS of the nature of the change.

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SCHEDULE “E” - WARRANTY REPLACEMENT
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E.1	The Supplier shall stamp, in a noticeable location on the Product, the manufactured date of the Product. Full warranty on the Product shall commence on the Delivery Date of the Product and shall be in effect for a period of one (1) year.

E.2	All Product returned by TELUS to the Supplier under warranty shall be FOB TELUS, freight collect. Product returned under warranty shall be replaced within one (1) Business Day.

E.3	All Products not meeting the warranties shall be, at TELUS’ option, be repaired, adjusted or replaced by the Supplier at no cost to TELUS. In cases where installed Product are exhibiting deficient performance traceable to the manufacturer, the Product plus all associated charges such as engineering, other material costs, labor, installation of new Product, removal and disposal of defective cable and all taxes paid by TELUS shall be claimed.

E.4	All Product repaired under warranty shall have greater of the balance of the warranty or ninety (90) calendar days, applied to it.

E.5	Emergency repair service and/or technical support under warranty shall be available within two (2) Business Days.

E.6	The Product must be utilized as outlined in the Supplier’s practice or technical manual, and it shall be handled, installed and operated in accordance to industry standards for Product, whether in or out of warranty. The original purchaser or user may only make claims under this article.

E.7	TELUS reserves, at its option, the right to perform in-house repairs to Products without affecting the Supplier’s warranties providing the repair is performed by an employee or sub-contractor of TELUS who has been certified by the Supplier as an authorized repairer.

OUT OF WARRANTY REPAIR

E.8	Upon expiry of the warranty of Product purchased under this Agreement, the Supplier shall provide warranty services only as negotiated between TELUS and the Supplier.

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SCHEDULE “F” – SHIPPING & PACKAGING
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AGREEMENT #B011509PC001

Purpose:

	a)	The purpose of these instructions is to provide information and guidelines for shipments to TELUS. Use of these instructions will assist TELUS to meet its goals and complete shipments on time and damage free at the lowest cost.

	b)	If the Supplier has recommendations for improvements, the Supplier should contact the TELUS contact listed in the Section titled “Notices” of this Agreement.

F.1	Notice

The Supplier is responsible for complying with these instructions. Deviation from these instructions requires prior authorization from TELUS or is reflected on the Purchase Order. The Supplier may also be responsible for any freight claims or additional charges arising from noncompliance with these instructions.

F.2	Bill of Lading

	a)	The Supplier will consolidate purchase orders on one bill of lading, shipping to any one individual TELUS receiving location on the same day, or as directed by a TELUS transportation department or authorized Purchasing personnel as shown on the Purchase Order.

	b)	In preparing the bill of lading for the carrier, record the total piece count, the number of pallets and total weight per bill of lading. Example: if shipping 10 pieces on 5 pallets weighing 2,000 pounds, the bill of lading should read:

10 pieces on 5 pallets- 2,000 pounds

	c)	Purchase order numbers and other TELUS reference information, such as project number, must be entered in the appropriate space on the bill of lading. Any information to be transposed by the carrier to the delivery receipt must be included on the bill of lading.

	d)	Supplier’s reference number should be included in the appropriate space of the bill of lading or in the body of the bill of lading.

	e)	Bills of lading for all truckload shipments must be marked “notify consignee 24 hours prior to expected delivery” and include TELUS’ receiving location (consignee) telephone number if available. If not marked appropriately, shipment may be delayed in unloading and measured delivery internals may not be met. TELUS may provide the Supplier with the consignee telephone number(s) if the Supplier does not have it.

	f)	Material must be described per the appropriate National Motor Freight Classification (NMFC) description and when rates are dependent on shipment value, the shipment value giving the lowest charges should be used.

	g)	Material Safety Data Sheet (MSDS) documents provide pertinent information about the nature of a particular chemical substance or mixture. The MSDS is developed by the manufacturer or formulator of the hazardous substance or mixture and must be marked and described appropriately, indicating special handling and safety instructions. Hazardous materials that are regulated by the Department of Transport (DOT) must comply with all DOT shipping regulations.

F.3	Palletization

The TELUS standard pallet size for shipments is 48 inches in width by 42 inches in length. The pallet must not have a solid top and should be two way entries only. The maximum height including the pallet should be no greater than 50 inches. A maximum one-inch overhang is allowed.

PA # B011509PC001

Any non-standard pallet size must be negotiated between TELUS and the Supplier in advance of use.

F.4	Packing List

	a)	Purchase order numbers and other TELUS reference information such as project number must be entered in the appropriate space on the packing slip.

	b)	The packing list should include the total number of cartons shipped and the part number/item ID as shown on the Purchase Order. The packing slip should be visible from the front of the pallet and not buried in the shipment. The Supplier’s resulting invoice must reflect the same packing list quantities and items or payment may be delayed.

	c)	On a palletized load as part of a truckload, place the packing slip in an envelope marked “Packing List Enclosed” and place it on the last pallet loaded.

	d)	On a carton only shipment, number the cartons and place the packing list on the outside of carton number one.

	e)	On less than truckload shipments number the pallets and place the packing list on pallet number one.

F.5	Packing Label Instructions

	a)	All pieces in the shipment should be labeled with the Supplier’s name, address, reference number and the destination name and address with TELUS’ reference information such as purchase order number, and if applicable, project number.

	b)	When shipping more than one carton to one location, strap the cartons together as one unit, to the extent allowed by the carrier utilized. Palletize where the quantity, size or weight of units justifies palletization. This ensures all units have a better chance of arriving intact and on time.

	c)	Pallets or cartons containing more than one item should be labeled as to part numbers contained within the pallet or carton. All pallets must be labeled with the purchase order numbers contained therein. If a master container (a.k.a. “gaylord”) is used for transporting multiple cartons, the master container must be labeled to show all purchase order numbers contained inside. “Multi-Order/Mixed Load” must be written on the master container.

	d)	If the Supplier is shipped materials that normally are packaged in more than one carton (“kit”) pack and ship all cartons together so that all items reach the destination as a unit. The packing list should indicate that a kit is being shipped containing multiple items.

	e)	Hazardous Material handling instructions must be taped to the outside of the affected carton(s). Failure to comply with these instructions will result in shipments being rejected and returned at the Supplier’s expense.

F.6	External Packaging

	a)	Pallet loads should have corner posts and should be stretch wrapped to insure minimum damage during transit and to allow pallets to be stacked in warehouse facilities. Stretch wrap should be at least 80 gauge.

	b)	Cartons or items may be strapped to the pallet utilizing 0.018 x ¾” inch steel strapping or a vinyl strapping of equal strength. When using strapping, corner caps should be attached to protect the items from the strapping during transit.

	c)	Product shall be packaged for shipment, at no additional charge to TELUS, in suitable containers that provide protection against damage during shipment, handling and storage in reasonably dry, unheated quarters. Corrugated shipping containers shall comply with the requirements of Item 222 of the National Motor Freight Code, Series NMFC 100-S, which may be amended from time to time. Containers of any type that are too heavy or too large to be palletized shall be skidded to facilitate a fork truck or mechanized handling.

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F.7	Freight Terms

	a)	The preferred freight terms for shipments are FOB destination, freight prepaid in which case the Supplier will be responsible for selecting a carrier, arranging insurance and paying the carrier for freight costs. No freight costs will appear on TELUS’ invoice.

	b)	“Freight Prepaid and Add” is used only with approval of the TELUS Purchasing personnel of record. The carrier will send the freight invoice to the Supplier, the Supplier will pay the freight and add reasonable freight cost to TELUS’ invoice as a separate line item. The Supplier bears all risk for materials during transportation and assumes all authority for selecting a carrier.

	c)	“Freight Collect with Third Party Billing” in which case the carrier will send the freight invoice to TELUS’ third party and not TELUS’ receiving location, and the third party will be responsible for paying the invoice. These purchase orders should specify the use of the Supplier’s approved carrier. Carrier selection in this case remains with the Supplier or its agent.

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SCHEDULE “G” - DELIVERY
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Delivery & Delivery Sites

G.1	Unless otherwise directed by TELUS, the Supplier shall deliver the Product: FOB TELUS Destination, Freight Paid In the event the Supplier is to arrange transportation at TELUS’ expense, the Supplier shall contact TELUS for shipping instructions. Failure to ship as directed by TELUS will result in chargebacks to the Supplier for excess freight charges. Any incremental costs for shipments due to the Supplier shipping late or beyond lead times shall be at the Supplier’s sole expense, or will be charged back to the Supplier by TELUS.

G.2	For all Purchase Orders, the Supplier shall deliver the Products in accordance with specified delivery instructions included on the Purchase Order, ensuring all documents (primary and subordinate), shipping papers, bills of lading, and packages, bear TELUS’ Purchase Order number. The Supplier shall enclose a packing slip with each shipment, specifying which package contains the packing slip if more than one package is shipped.

G.3	TELUS Delivery Sites may include, but not be limited to sites throughout Alberta and British Columbia, or other provinces as may be specified on the Purchase Order.

Inventory

G.4	The Supplier agrees to warehouse items in a mutually agreed upon facility until requisitioned. The Supplier owns all items warehoused. Inventory of all items will be monitored by the Supplier and TELUS and adjusted as required.

G.5	Custom Product means a product that the Supplier exclusively manufacturers, purchases or stocks in its inventory solely for purchase by TELUS in accordance with forecasts provided by TELUS. TELUS will purchase the Custom Product inventory at the end of the Agreement if the quantities in stock are within 10% of the range of the monthly forecast which TELUS provides to the Supplier as the estimated quantity to keep in stock at any given time.

G.6	Custom Stocked Product means a product that the Supplier for inventory purposes only identifies as being solely for purchase by TELUS. The Supplier therefore, stocks a portion of the Product solely to meet forecasted needs of TELUS. At the end of this Agreement, because of the demand for this product in the marketplace, TELUS shall not be obligated to purchase any remaining TELUS identified inventory from the Supplier and the Supplier is then at liberty to offer for sale the Custom Stocked Product to third party purchasers.

G.7	Shipments that do not comply with the above stated criteria may be rejected.

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SCHEDULE “H” - DISASTER RECOVERY PLAN
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In the event of a disaster, the Supplier must be positioned with the necessary resources to address all of TELUS’ service needs. This includes utilization of manufacturing and warehousing networks. Production orders and warehouse releases will be routed to the closest unaffected facility that has capacity or product in storage. The Supplier will generate activity reports to identify high usage items that would be transferred immediately to the closest facility.

General Disaster Recovery Procedures

a)	Immediately notify TELUS’ contact listed in the section titled “Notices” of this Agreement;

b)	Immediately identify the item(s) and/or order(s) involved;

c)	Notify TELUS’ account representative(s), as determined by the Supplier, involved to identify critical items and prioritize sequence for replenishment orders;

d)	Shift distribution of items to unaffected warehouse(s) and reflect location changes for future releases;

e)	Notify the manufacturing plant(s) involved of the situation and determine processes in preparation for receiving emergency replenishment orders; and

f)	Minimize the adverse impact of lost data, recognizing that the loss of some transactions up to the point of a valid synchronization recover point.

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SCHEDULE “I” - TELUS HOLIDAY SCHEDULE
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Contact TELUS annually for actual dates of the following holidays.

New Years Day

Good Friday

Easter Monday

Victoria Day

*St. Jean Baptiste

Canada Day

**Civic Holiday

Labour Day

Thanksgiving Day

Remembrance Day

Christmas Day

Boxing Day

*Quebec Holiday Only
**Except Quebec

Business Days are deemed to be between the hours of 0800 and 1600 MST except on days shown above.

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SCHEDULE “J” - SERVICES
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RESERVED

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SCHEDULE “K” – SOFTWARE LICENSE
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RESERVED

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SCHEDULE “L” - QUALITY SERVICE STANDARDS
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Supplier’s performance will be measured against the TELUS’ Supplier Quality Standards as outlined below. The measurements will be based on the Supplier’s actual quarterly, semi-annual and yearly performance.

1.	Customer Satisfaction Survey- to be conducted every 12 months.

2.	Purchase Order Input Turn Around Time- measured and defined as the time it takes from the receipt of a “clean” Purchase Order from TELUS by the Supplier;

3.	Turn Around Time for Shipments- measured and defined as the time it takes for TELUS’ receiver to have a “clean” receipt notification to enter into TELUS’ SAP system based upon the standard lead time of ten (10) Business Days;

4.	Documented Valid Customer Complaints- measured each quarter and defined as the number of valid customer complaints and resolutions established.

5.	Overall Performance Measurements: The Supplier agrees to use its reasonable efforts to meet or exceed the following expectations:

% Lines Shipped Accurately	99.0%
% Service Level	96.5%

Lines shipped accurately is defined as those lines filled where there were no mistakes in picking product.

Service level is defined as lines available for processing at the Supplier’s warehouse and shipped within ten (10) Business Days of receipt of Purchase Order. Orders received after 1:00 p.m. will be counted as received the “next business day” orders.

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SCHEDULE “M” – WIRE/CABLE REELS
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RESERVED

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SCHEDULE “N” - STANDARD MANUFACTURER TESTING AT SUPPLIERS PLANT
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TELUS shall have the right to witness standard manufacture tests at the Supplier’s plant on a non-interference basis.